UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 28, 2014

BEST BUY CO., INC.
(Exact name of registrant as specified in its charter)

Minnesota	1-9595	41-0907483
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7601 Penn Avenue South
Richfield, Minnesota	55423
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (612) 291-1000

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

Effective August 28, 2014, Richard M. Schulze, Chairman Emeritus of Best Buy Co., Inc. (“Best Buy” or the “registrant”), adopted a pre-arranged trading plan (the “Plan”) to sell shares of the registrant’s common stock. The Plan was designed to comply with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, and the registrant’s policies regarding stock transactions. Under Rule 10b5-1, directors, officers and other persons who are not in possession of material non-public information may adopt a pre-arranged plan or contract for the sale of the registrant’s securities under specified conditions and at specified times to achieve prudent and gradual asset diversification over time.

Mr. Schulze has informed the registrant that the stock sales to be effected pursuant to the Plan are part of his personal estate planning purposes and to meet private charitable foundation funding requirements. The Plan provides that Mr. Schulze will sell shares beginning September 28, 2014. The Plan is scheduled to expire in February 2015. Shares will be sold under the Plan in the open market at prevailing market prices, subject to minimum price thresholds. Mr. Schulze will have no control over the timing of the stock sales under the Plan.

All stock sales under the Plan will be disclosed publicly to the extent required under applicable securities laws, rules and regulations through Form 4 filings with the Securities and Exchange Commission.

In accordance with General Instruction B.2. to Form 8-K, the foregoing information is furnished pursuant to this Item 7.01 and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. In addition, the information disclosed under this Item 7.01 shall not be incorporated by reference into any registration statement or other filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except as is expressly set forth by a specific reference in such filing.

Best Buy does not undertake to report other Rule 10b5-1 plans that may be adopted by any officers or directors of the registrant in the future, or to report any modifications or termination of any publicly announced plan, except to the extent required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEST BUY CO., INC.
(Registrant)

Date: August 28, 2014	By:	/s/ KEITH J. NELSEN
Keith J. Nelsen
Executive Vice President, General Counsel and Secretary